Exhibit G-1

[The Korea Development Bank Letterhead]

September 16, 2025

Tae Jeong Yun

General Manager

Jinwon Kim

Deputy General Manager

New York Branch

The Korea Development Bank

320 Park Avenue, 32nd Floor

New York, New York 10022

United States of America

Dear Sirs:

I, Sang Jin Park, Chief Executive Officer and Chairman of the Board of Directors, on behalf of The Korea Development Bank (“KDB”), hereby appoint each of Tae Jeong Yun, General Manager, Jinwon Kim, Deputy General Manager, and any other person acting in such capacity (including any successor), as an authorized representative of KDB in the United States of America for purposes of serving as an attorney-in-fact who is authorized to sign the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KDB relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities, guarantees of obligations of third parties (the “KDB Guarantees”) and/or the guarantees of the Debt Securities (the “ROK Guarantees”) to be issued from time to time and one or more amendments to the Registration Statement (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Sang Jin Park, Chief Executive Officer and Chairman of the Board of Directors, on behalf of KDB, hereby also appoint each of Tae Jeong Yun, General Manager, Jinwon Kim, Deputy General Manager, and any other person acting in such capacity, as an authorized agent of KDB upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities, Warrants or KDB Guarantees or (ii) any Fiscal Agency Agreement, Guarantee Agreement or Warrant Agreement relating to the Debt Securities, Warrants or KDB Guarantees which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities, Warrants or KDB Guarantees.

This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities and KDB Guarantees shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

THE KOREA DEVELOPMENT BANK

By	/s/ Sang Jin Park
Sang Jin Park
Chief Executive Officer and Chairman of the Board of Directors
The Korea Development Bank

Accepted and Acknowledged:

By	/s/ Tae Jeong Yun
Tae Jeong Yun
General Manager
New York Branch
The Korea Development Bank

By	/s/ Jinwon Kim
Jinwon Kim
Deputy General Manager
New York Branch
The Korea Development Bank